SUB-SUB-ADVISORY AGREEMENT

          AGREEMENT made effective as of the 1st day of July, 2005, by and between Spectrum Asset Management, Inc. (hereinafter called the "Sub-Adviser") and Principal Global Investors, LLC (hereinafter called the "Adviser").

          WHEREAS, the Adviser has entered into a Sub-Advisory Agreement ("Sub-Advisory Agreement") with Principal Management Corporation, ("Client") relating to Principal Investors Fund, Inc. (the "Fund"), pursuant to which the Adviser acts as investment adviser to the Bond & Mortgage Securities Fund and the High Quality Intermediate-Term Bond Fund (individually a "Portfolio" and collectively the "Portfolios").

          NOW, THEREFORE, in consideration of the premises and the mutual promises set forth, the Adviser and the Sub-Adviser agree as follows:

          1. (a) The Sub-Adviser shall, subject to the supervision of the Adviser, direct the investments of all or such portion of the Portfolio's assets as the Adviser shall designate in accordance with the investment objectives, policies and limitations as provided in the Portfolio's prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the "1940 Act"), and such other limitations as the Portfolio may impose by notice in writing to the Adviser or Sub-Adviser. The Sub-Adviser shall also furnish for the use of the Portfolios office space and all necessary office facilities, equipment and personnel for servicing the investments of the Portfolio; and shall pay the salaries and fees of all personnel of the Sub-Adviser performing services for the Portfolio relating to research, statistical and investment activities. The Sub-Adviser is authorized, in its discretion and without prior consultation with the Portfolio or the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio. The investment policies and all other actions of the Portfolio are and shall at all times be subject to the control and direction of the Fund's Board of Directors.

                  (b) The Sub-Adviser shall also furnish such reports, evaluations, information or analyses to the Fund and the Adviser as the Fund's Board of Directors or the Adviser may request from time to time or as the Sub-Adviser may deem to be desirable. The Sub-Adviser shall make recommendations to the Fund's Board of Directors with respect to Portfolio policies, and shall carry out such policies as are adopted by the Directors. The Sub-Adviser shall, subject to review by the Board of Directors, furnish such other services as the Sub-Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement and which are not otherwise furnished by the Adviser.

                  (c) The Sub-Adviser shall place all orders for the purchase and sale of portfolio securities for the Portfolio's accounts with brokers or dealers selected by the Sub-Adviser, which may include brokers or dealers affiliated with the Adviser or Sub-Adviser. The Sub-Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or the other accounts over which the Sub-Adviser, Adviser or their affiliates exercise investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to accounts over which they exercise investment discretion.

2. The Adviser will pay the Sub-Adviser, as full compensation for all services provided to the Bond & Mortgage Securities Fund under this Agreement, a fee, computed and paid monthly, at an annual rate of 0.20% of the net assets of the Bond & Mortgage Securities Fund allocated to the Sub-Adviser for management as of the first day of each month. The Adviser will pay the Sub-Adviser, as full compensation for all services provided to the High Quality Intermediate-Term Bond Fund under this Agreement, a fee, computed and paid monthly, at an annual rate of 0.20% of the net assets of the High Quality Intermediate-Term Bond Fund allocated to the Sub-Adviser for management as of the first day of each month. Such fees shall not be reduced to reflect expense reimbursements or fee waivers by the Adviser, if any, in effect from time to time.

          3. It is understood that the Portfolio will pay all its expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Sub-Advisory Agreement.

          4. The Services of the Sub-Adviser to the Adviser are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Adviser's ability to meet all of its obligations with respect to rendering investment advice hereunder. The Sub-Adviser shall for all purposes be an independent contractor and not an agent or employee of the Adviser or the Fund.

          5. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser, the Client, the Fund or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

          6. (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 6 for Portfolio, this Agreement shall continue in force for one year, and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Portfolio.

                  (b) This Agreement may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretive release of, the Commission.

                  (c) In addition to the requirements of sub-paragraphs (a) and
(b) of this paragraph 6, the terms of any continuance or modification of the Agreement must have been approved by the vote of a majority of those Directors of the Fund who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

                  (d) Either the Adviser, the Sub-Adviser or the Portfolio may, at any time on sixty (60) days' prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Directors, or by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically upon the termination of the Sub-Advisory Agreement. This Agreement shall terminate automatically in the event of its assignment.

          7. The Sub-Adviser agrees that any obligations of the Fund or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the Directors or any individual Director.

          The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed in their behalf by their respective officers, duly authorized, all as of the date written above.


                                      PRINCIPAL GLOBAL INVESTORS, LLC


                               By: /s/ Jerry Bogart and Barbara A. McKenzie

                                       Jerry Bogart and Barbara A. McKenzie
                                                   Name Printed
                                          CFO  and  Chief Operating Officer
                                                       Title

                                       SPECTRUM ASSET MANAGEMENT, INC


                                By:/s/ Mark Lieb
                                ----------------------------------------------

                                       Mark Lieb
                                      Name Printed

                                     Executive Director
                                          Title